Exhibit 7(e)

EXECUTION VERSION

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of October 2, 2014 (this “Assignment”), is by and among Comcast Corporation, a Pennsylvania corporation (“Cobra”), Liberty Media Corporation, a Delaware corporation (the “Assignor”), and Liberty Broadband Corporation, a Delaware corporation (the “Assignee”).  Capitalized terms used and not otherwise defined herein have the meanings given such terms in the Voting Agreement (as defined below).

RECITALS

WHEREAS, Cobra and Assignor are parties to that certain Voting Agreement, dated as of April 25, 2014 (the “Voting Agreement”);

WHEREAS, Assignee is a wholly owned subsidiary of Assignor as of the date hereof;

WHEREAS, Assignor has determined to engage in a transaction whereby all Cheetah Stock and Warrants beneficially owned by Assignor, together with certain other assets, will be contributed to Assignee (or a subsidiary of Assignee) and then all of the capital stock of Assignee will be distributed by means of a pro-rata dividend (the “Broadband Spin-Off”) to the holders of Assignor’s Series A common stock, Series B common stock and Series C common stock; and

WHEREAS, in accordance with Section 5.01 of the Voting Agreement, the parties desire to effect the assignment by Assignor and the assumption by Assignee of Assignor’s rights, benefits and obligations under the Voting Agreement in connection with the Broadband Spin-Off.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                           Assignment and Assumption.  Effective immediately prior to the Broadband Spin-Off (but subject to the consummation of the Broadband Spin-Off):

a.              Subject to Section 2 below, Assignor assigns all of its rights, benefits and obligations under the Voting Agreement to Assignee; and

b.              Assignee accepts such assignment of rights and benefits hereof and assumes and agrees to perform all obligations of Assignor under the Voting Agreement to be performed following the effective time of the Broadband Spin-Off.

Section 2.                                           Acknowledgement.  The parties hereby acknowledge and agree that, upon the effectiveness of the Broadband Spin-Off:

a.              Assignee shall be substituted for Assignor as the “Stockholder” under the Voting Agreement for all purposes thereunder and the term “Stockholder” as used in the Voting Agreement will thereafter be deemed to refer to Assignee; provided that, Assignor shall remain subject to, and bound by, Section 5.03 of the Voting Agreement as the “Stockholder” thereunder and the term “Stockholder” as used in Section 5.03 of the Voting Agreement will be deemed to refer to each of Assignor and Assignee (and references to the “Stockholder” in the definition of the term “Related Entity” in Section 3.06 of the Voting Agreement, as such term “Related Entity” is used in Section 5.03 of the Voting Agreement, shall be deemed to refer to each of Assignor (to the extent the term “Stockholder” as used in Section 5.03 of the Voting Agreement refers to Assignor) and Assignee (to the extent the term “Stockholder” as used in Section 5.03 of the Voting Agreement refers to Assignee)); provided further that, nothing herein shall release Assignor from any liability for breach of any provision of the Voting Agreement occurring prior to consummation of the Broadband Spin-Off; and

b.              Notice to the “Stockholder” in Section 7.02 of the Voting Agreement shall be made to:

if to Liberty Media Corporation, to:

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Attention:	Richard N. Baer, Senior Vice President
and General Counsel
Pamela L. Coe, Senior Vice President,
Deputy General Counsel and Secretary
Facsimile No.:	Separately provided
Email:	Separately provided

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10112

Attention:	Frederick H. McGrath
Renee L. Wilm
Facsimile No.:	(212) 259-2530
Email:	frederick.mcgrath@bakerbotts.com
renee.wilm@bakerbotts.com

if to Liberty Broadband Corporation, to:

Liberty Broadband Corporation

c/o Liberty Media Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Attention:	Richard N. Baer, Senior Vice President
and General Counsel
Pamela L. Coe, Senior Vice President,
Deputy General Counsel and Secretary
Facsimile No.:	Separately provided
Email:	Separately provided

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10112

Attention:	Frederick H. McGrath
Renee L. Wilm
Facsimile No.:	(212) 259-2530
Email:	frederick.mcgrath@bakerbotts.com
renee.wilm@bakerbotts.com

Section 3.                                           Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 4.                                           Counterparts; Effectiveness.  This Assignment may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Assignment will become effective when each party will have received a counterpart hereof signed by each other party.  Until and unless each party has received a counterpart hereof signed by each other party, this Assignment will have no effect and no party will have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Electronic or facsimile signatures shall be deemed to be original signatures.

Section 5.                                           Exclusive Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Assignment or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) will be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.02 of the Voting Agreement shall be deemed effective service of process on such party.

Section 6.                                           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first above written.

COMCAST CORPORATION

By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

LIBERTY MEDIA CORPORATION

By:	/s/ Richard N. Baer
	Name:	Richard N. Baer
	Title:	Senior Vice President and General Counsel

LIBERTY BROADBAND CORPORATION

By:	/s/ Richard N. Baer
	Name:	Richard N. Baer
	Title:	Senior Vice President and General Counsel

[Signature Page to Assignment and Assumption of Voting Agreement]